UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

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                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                       SECURITIES AND EXCHANGE ACT OF 1934

         Date of Report (Date of earliest event reported): July 26, 2005

                                  Bluefly, Inc.
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             (Exact name of registrant as specified in its charter)

           Delaware                   001-14498                13-3612110
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 (State or other jurisdiction        (Commission              (IRS Employer
       of incorporation)             File Number)        Identification Number)

    42 West 39th Street, New York, New York                      10018
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   (Address of principal executive offices)                    (Zip Code)

       Registrant's telephone number, including area code: (212) 944-8000


         --------------------------------------------------------------
         (Former name or former address, if changed since last report.)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     [ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     [ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     [ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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                SECTION 1 - REGISTRANT'S BUSINESS AND OPERATIONS

             ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On July 26, 2005, Bluefly, Inc. (the "Company") entered into a new three year revolving credit facility (the "Credit Facility") with Wells Fargo Retail Finance, LLC ("Wells Fargo"). The Credit Facility refinanced the Company's previous credit facility (the "Rosenthal Facility") with Rosenthal & Rosenthal, Inc. ("Rosenthal"). Under the terms of the Credit Facility, Wells Fargo provides the Company with a revolving credit facility and issues letters of credit in favor of suppliers or factors. The Credit Facility is secured by a lien on substantially all of the Company's assets, as well as a $2,000,000 letter of credit issued by Quantum Industrial Partners LDC, the Company's majority shareholder ("Soros"), in favor of Wells Fargo (the "Soros LC"). Availability under the Credit Facility is determined by a formula that takes into account the amount of the Company's inventory and accounts receivable, as well as the Soros LC. The maximum availability is currently $7,500,000 ($6,650,000 after giving effect to a required $850,000 availability reserve), but can be increased to $12,500,000 at the Company's request. As of July 26, 2005, total availability under the Credit Facility, after giving effect to the required $850,000 availability reserve, was $6,000,000, of which approximately $2,300,000 was committed, leaving approximately $3,700,000 available for further borrowings. As a result of the refinancing of the Rosenthal Facility, the Company also regained access to approximately $1,250,000 of cash that had previously been restricted because it was being held as cash collateral by Rosenthal under the terms of the Rosenthal Facility.

Interest accrues monthly on the average daily amount outstanding under the Credit Facility during the preceding month at a per annum rate equal to the prime rate plus a margin ranging from 0.50% to 0.75% or LIBOR plus a margin ranging from 2.50% to 2.75%. The Company also pays a monthly commitment fee on the unused portion of the facility (i.e., $7,500,000 less the amount of loans outstanding) equal to 0.35%. In addition, the Company pays Wells Fargo certain fees to open letters of credit and guarantees.

All indebtedness under the Credit Facility is due in July 2008, and is subject to acceleration following an event of default.

Subject to certain conditions, if the Company defaults on any of its obligations under the Credit Facility, Wells Fargo has the right to draw upon the Soros LC to satisfy any such obligations. If Wells draws on the Soros LC, pursuant to the terms of a reimbursement agreement between the Company and Soros (the "Reimbursement Agreement"), the Company would have the obligation to, among other things, reimburse Soros for any amounts drawn under the Soros LC plus interest accrued thereon. In addition, the Company is required to pay Soros Fund Management LLC an annual fee in connection with the issuance and maintenance of the Soros LC in an amount equal to the fee that the Company would be required to pay in order to have a similar letter of credit issued under the Credit Facility. For the year beginning on the date of the closing of the Credit Facility this formula requires an annual fee of $55,000. The Company is also required to reimburse Soros for any costs and expenses associated with the issuance and maintenance of the Soros LC.

Under the terms of the Credit Facility, Soros has the right to purchase all of the Company's obligations from Wells at any time if the Company is then in default under the Credit Facility.

Copies of the press release announcing the Credit Facility, the loan agreement related to the facility, the Reimbursement Agreement and the fee letter signed in connection with the Reimbursement Agreement have been filed as Exhibits 99.1, 99.2, 99.3 and 99.4, respectively, to this Current Report on Form 8-K.

                        SECTION 2 - FINANCIAL INFORMATION

 ITEM 2.03. CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN
                  OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

The information contained in Item 1.01 of this Current Report on Form 8-K is hereby incorporated herein by reference.

                  SECTION 9 - FINANCIAL STATEMENTS AND EXHIBITS

                  ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(C)  EXHIBITS

99.1    Press Release Issued by the Company on July 27, 2005.

99.2 Loan and Security Agreement, dated July 26, 2005, by and between the Company and Wells Fargo Retail Finance, LLC

99.3 Reimbursement Agreement, dated July 26, 2005, by and among the Company, Quantum Industrial Partners LDC and Soros Fund Management, LLC

99.4 Fee Letter, dated July 26, 2005 by and between the Company and Soros Fund Management LLC

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                                   SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                        BLUEFLY, INC.
                                        (Registrant)


Date:  July 29, 2005                    By:    /s/ Patrick C. Barry
                                               ---------------------------------
                                        Name:  Patrick C. Barry
                                        Title: Chief Operating Officer and
                                               Chief Financial Officer

                                INDEX TO EXHIBITS

Exhibit No.
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99.1         Press Release Issued by the Company on July 27, 2005.

99.2 Loan and Security Agreement, dated July 26, 2005, by and between the Company and Wells Fargo Retail Finance, LLC

99.3 Reimbursement Agreement, dated July 26, 2005, by and among the Company, Quantum Industrial Partners LDC and Soros Fund Management, LLC

99.4 Fee Letter, dated July 26, 2005 by and between the Company and Soros Fund Management LLC